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                                                                    EXHIBIT 3.27


                          CERTIFICATE OF INCORPORATION

                                       OF

                       TESORO GAS RESOURCES COMPANY, INC.


        THE UNDERSIGNED, acting as the incorporator of a corporation under and in accordance with the General Corporation Law of the State of Delaware, hereby adopts the following Certificate of incorporation for such corporation:

        1. Name. The name of the corporation is Tesoro Gas Resources Company, Inc. (the "Corporation").

        2.      Duration. The Corporation is to have perpetual existence.

        3. Purpose. The Purpose for which the Corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

        4. Authorized Shares. The aggregate number of shares that the Corporation shall have authority to issue is 1,000 with the par value of $1.00 per share. All of such shares shall be designated "Common Stock."

        5. Registered Office, Agent. The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

        6. Incorporator. The name and address of the incorporator is as follows:

                                Louis R. Thomason
                                  3230 C Street
                          Anchorage, Alaska 99519-6272

        7. Initial Directors. The powers of the incorporator shall terminate upon the filing of this certificate and the following persons shall serve as the sole director of the corporation until their successors are duly elected and qualified:

        Louis R. Thomason                          Mark S. Necessary
        3230 C Street                              P.O. Box 3369
        Anchorage, Alaska 99519-6272               Kenai, Alaska 99611

        8. Director Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.



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        9.      Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), liability, loss, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by either (i) any applicable law in effect on the date of incorporation of the Corporation, or (ii) any law which becomes effective during the existence of the Corporation and which is applicable to it.

        10. By-Laws. In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

        11. Election of Directors. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

        I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the Slate of Delaware, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 19th day of April, 1994.


                                              /s/ Louis R. Thompson
                                              ----------------------------------
                                              Louis R. Thompson